Exhibit 99(d)
PRESS RELEASE

FOR IMMEDIATE RELEASE
WEDNESDAY
FEBRUARY 9, 2000

CONTACT PERSON:
                                                                         STACY DUCKETT, VICE PRESIDENT
                                                                         INVESTOR RELATIONS
                                                                         TCBY ENTERPRISES, INC.
                                                                         (501) 688-8229

TCBY ANNOUNCES NEW DISTRIBUTOR

LITTLE ROCK, AR - Wednesday, February 9, 2000 - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced that Multi-Unit Solutions, Inc., a division of Pocahontas Foods USA, will be its new primary distributor. MUS will service approximately 2,000 locations currently served by AmeriServe Food Distribution, Inc.

The contract between the two companies was executed today. Under the agreement, MUS will phase in distribution over the next 30 to 60 days, in advance of the busy season for TCBY locations. AmeriServe will continue service in the interim, and has committed to provide all assistance necessary to facilitate the transition.

Mr. John R. Getreu of Tactical Solutions, LLC, advised Multi-Unit Solutions, Inc. in this transaction.